Exhibit 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to Common shares, par value $0.10 per share, of Borr Drilling Limited is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.
Dated this 13th day of October 2026.

Drew Holdings Ltd.

By:	/s/ Erling Lind
Name: Erling Lind
Title: Director

By:	/s/ Tor Olav Trøim
Tor Olav Trøim